Exhibit 99.2

                                           Contact:
                                           Ed Dickinson
                                           Chief Financial Officer, 636/916-2150


FOR IMMEDIATE RELEASE


                  LMI AEROSPACE NAMES TWO INDEPENDENT DIRECTORS
                                  TO THE BOARD
            LMI also names two key positions within the organization

         ST. LOUIS, December 3, 2003 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that it added Paul L. Miller Jr. and John M. Roeder to its Board of Directors, increasing the total number of directors to eight and the number of independent directors to four. In addition, Messrs. Miller and Roeder have accepted nominations to the audit and compensation committees of the Company's Board of Directors.

         Paul L. Miller Jr. is the President and Chief Executive Officer of P.L. Miller & Associates (PLMA), a management consulting firm located in St. Louis, Missouri that provides international business development services and strategic and financial planning for privately held companies. PLMA also functions as a financial advisory firm, specializing in mergers and acquisitions, and capital raising for small to middle market companies. Mr. Miller currently serves as a member of the board of directors of the largest electric utility in the state of Missouri and two institutional money managers. During Mr. Miller's thirty-year business career, he has acquired considerable experience as an entrepreneur, consultant and investment banker.

         John M. Roeder is a certified public accountant and spent more than thirty years with Arthur Andersen, LLP, in six different metropolitan markets. The last ten years Mr. Roeder held the position of Office Managing Partner. Mr. Roeder has worked with public companies and their audit committees for more than thirty years on areas such as risk assessment, auditing, internal controls, financial disclosures and resolution of accounting issues, and with the Securities and Exchange Commission on issues of accounting, auditing and public reporting.

         LMI also announced that Brian Olsen and Susan Stahl have been named to key positions within its organization. Brian Olsen has been named Regional Vice President for the West Region. He will oversee operations at the facilities located in Auburn Washington, Sun Valley and Oceanside California, and Langley, British Columbia in Canada. Mr. Olsen joined LMI in December of 2002 as Market Sector Director for Commercial Enterprises. He has fifteen years aerospace experience, including five years as General Manager of an aircraft maintenance division for Goodrich Corporation in Everett, Washington.

         Susan Stahl has joined LMI as the business and regional jet Market Sector Director. She will be responsible for commitments with all LMI customers in the business and regional jet market sector. Ms. Stahl joins LMI from Raisbeck Engineering, Inc. in Seattle, Washington after six years of marketing management experience. Prior to that, she spent eighteen years at Maersk, Inc., in its international shipping division.

         LMI Aerospace, a leading supplier of quality components to the aerospace and technology industries for 55 years, operates thirteen facilities that fabricate, machine, finish, integrate, assemble and kit formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser, equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

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